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                                                           OMB APPROVAL
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------                                            OMB Number           3235-0104
FORM 3                                            Expires:      January 31, 2005
------                                            Estimated average burden
                                                  hours per response ....... 0.5
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
      Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
    Section 17(a) of the Public Utility Holding Company Act of 1935 or Section
                    30(f) of the Investment Company Act of 1940
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1.  Name and Address of Reporting Person

    Nelson                          Erik                          S.
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    (Last)                         (First)                     (Middle)

    3703 Peachtree Road, Suite #J-4
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                                   (Street)

    Atlanta,                       Georgia                       30319
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    (City)                         (State)                       (Zip)
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2.  Date of Event Requiring Statement (Month/Day/Year)

    10/02/02
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3.  I.R.S Identification Number of Reporting Person, if an entity (voluntary)


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4.  Issuer Name and Ticker or Trading Symbol

    MULTINET INTERNATIONAL CORPORATION       MNIL
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5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

    [ ]  Director                             [ ]  10% Owner
    [X]  Officer (give title below)           [ ]  Other (specify below)

    Secretary
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6.  If Amendment, Date of Original (Month/Year)


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7.  Individual or Joint/Group Filing (Check Applicable Line)
    [X]  Form filed by One Reporting Person
    [ ]  Form filed by More than One Reporting Person

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
FORM 3 (continued)
             Table I -- Non-Derivative Securities Beneficially Owned

=================================================================================================================
                                         |                         | 3. Ownership Form: |
                                         | 2. Amount of Securities |    Direct (D) or   | 4. Nature of Indirect
1. Title of Security                     |    Beneficially Owned   |    Indirect (I)    |    Beneficial Ownership
   (Instr. 4)                            |    (Instr. 4)           |    (Instr. 5)      |    (Instr.5)
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
   Common                                      10,000                        D                      N/A
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the form is filed by more than one reporting person, see Instruction
     5(b)(v).

PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                                   Table II -- Derivative Securities Beneficially Owned
                              (e.g., puts, calls, warrants, options, convertible securities)
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                                |                      |3. Title and Amount of  |             |              |
                                |                      |   Securities Underlying|             |5. Owner-     |
                                |                      |   Derivative Security  |             |   ship       |
                                |2. Date Exercisable   |   (Instr. 4)           |             |   Form of    |
                                |   and Expiration Date|------------------------|4. Conver-   |   Derivative |
                                |   (Month/Day/Year)   |              |  Amount |   sion or   |   Security:  |6. Nature of
                                |----------------------|              |  or     |   Exercise  |   Direct     |   Indirect
                                |  Date     |  Expira- |              |  Number |   Price of  |   (D) or In- |   Beneficial
1. Title of Derivative Security |  Exer-    |  tion    |              |  of     |   Derivative|   direct (I) |   Ownership
   (Instr. 4)                   |  cisable  |  Date    |    Title     |  Shares |   Security  |   (Instr.5)  |   (Instr. 5)
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
   Warrant                         5/7/02     11/12/09    Common         500,000       .50            D             N/A
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   Warrant                         5/7/02     11/12/09    Common         500,000      1.50            D             N/A
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

Explanation of Responses:

                              /s/ Erik Nelson                         10/04/02
                              -------------------------------       ------------
                              **Signature of Reporting Person           Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.